BRF S.A.

Publicly-Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

Extraordinary General Shareholders’ Meeting to be held on 25.05.2018

DISTANCE VOTING FORM

1. Name or corporate designation of shareholder (without abbreviations)
2. Corporate (CNPJ) or individual (CPF) tax number of shareholder	2.1. E-mail address of shareholder for communication with the Company related to the Voting Form
3. Guidance for completing the Distance Voting Form

Should you, as a shareholder, choose to exercise your right to vote from a distance, within the terms of articles 21-A and according to CVM Instruction nº 481/2009, you must complete the Distance Voting Form (“Voting Form”), that will only be regarded as valid, and the votes presented here counted in the quorum of the General Meeting, if the following instructions are observed: (i) all the fields must be duly completed; (ii) all the pages must be initialed; and (iii) the last page must be signed by the shareholder or his/her (s) legal representative(s), as the case may be, and within the terms of the effective law.

The Company does not require the certification of the signature on the Voting Form, neither its consularization.

On 18.05.2018 (inclusive) expires the deadline for the receipt of the Voting Form duly completed according to instructions below.

It should be stressed that in order for the Voting Form to have an effect, the date of 18.05.2018 will be the last day for its RECEIPT in one of the 3 forms that are listed, below and not the last day for it to be mailed. If the Voting Form is received after 18.05.2018, the votes will not be counted.

4.            Guidance for delivering the Distance Voting Form

The Shareholder that chooses to exercise its remote voting rights by means of this Voting List may complete it observing the aforementioned guidance and send it: (i) to the Company or (ii) to the Custodian (iii) or to the Bookkeeper, following the instructions below:

(i)            To the Company: in addition to the Voting List, the Shareholder shall submit a certified copy of the following documents: Individual - ID with a photograph of the shareholder or its legal representative: Brazilian national’s ID, Foreign Resident’s ID, Brazilian driving licenses, passport or class association ID. Legal Entity and Investment Funds - a) ID with a photograph of the shareholder or its legal representative: Brazilian national’s ID, foreign resident’s ID, Brazilian driving licenses, passport or class association ID; b) Articles of Association or consolidated and current Corporate Bylaws (in the case of a Legal Entity), or the consolidated and current fund regulations (in the case of Investments Funds); and c) a document substantiating powers of representation.

(ii)           To the Custodian: to this end, shareholders shall contact their custodians and verify procedures established by them for the issuance of the voting instructions via Voting List as well as the documents and information required by them to this end.

(iii)          To the Bookkeeper: this option is exclusively for the holders of shares deposited with Itaú Corretora de Valores S.A., (“Itaú”), bookkeeper of shares issued by the Company. Itaú has set up a Digital Meeting website, a secure solution where it is possible to execute remote voting. In order to vote via the website, the shareholder must register and have a digital certificate. Information on registering and the step-by-step process for issuing the digital certificate are described in the site: http://www.itau.com.br/securitiesservices/assembleiadigital/.

5.            Postal and electronic address to send the distance voting form, should the shareholder decide to deliver the document directly to the company

BRF S.A.

Address: Rua Hungria, 1.400 – 5th floor, Jardim Europa, Zip Code 01455-000, São Paulo - SP, in attention to the Corporate Governance area.

e-mail: acoes@brf-br.com

Person for contact: Lorival Nogueira Luz Junior

6.            Indication of the institution engaged by the company to provide bookkeeping services for the shares, with name, physical and electronic addresses, telephone and contact person

Itaú Corretora de Valores S.A.

           E-mail: atendimentoescrituracao@itau-unibanco.com.br

Address: Av. Brigadeiro Faria Lima, n° 3.500, 3rd floor – São Paulo – SP, Zip Code 04538-132

Contact: Shareholders attendance

Telephone: (11) 3003-9285 (state capitals and metropolitan regions)/0800 7209285 (other locations) – Hours of attendance: working days from 09:00 a.m. to 06:00 p.m.

Resolutions to be taken at the Extraordinary General Shareholders’ Meeting

7. Rectify the global compensation of the members of the Board of Directors and of the Board of Executive Officers of BRF for the fiscal year of 2018 so that the amount is raised up to R$92.4 million:

[   ] Approve         [   ] Reject         [   ] Abstain

8. Approve the amendment to the Restricted Share Plan of the Company, in order to i) provide that the members of the Board of Directors may be beneficiaries of the Plan, and (ii) allow the Board of Directors to establish the term by which the administrators or employees beneficiaries of the Granting Plan shall remain bound to the Company so that they can acquire the rights related to the restricted shares, and others terms related:

[   ] Approve         [   ] Reject         [   ] Abstain

9. Authorize the celebration of indemnity agreements between the Company and the current members of the Board of Directors of the Company, being Mr. Abilio dos Santos Diniz, Ms. Flavia Buarque de Almeida, Mr. Francisco Petros Oliveira Lima Papathanasiadis, Mr. José Carlos Reis de Magalhães Neto, Mr. Luiz Fernando Furlan, Mr. Marcos Guimarães Grasso, Mr. Walter Fontana Filho and Mr. Walter Malieni Jr., as well as those members that will be elected on Extraordinary General Shareholders Meeting to be held on April 26, 2018:

[   ] Approve         [   ] Reject         [   ] Abstain

[City], [date]

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Name and signature of the Shareholder

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